EXHIBIT 15

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Riviana Foods Inc.:

We have reviewed the accompanying consolidated balance sheet of Riviana Foods Inc. (a Delaware corporation) and subsidiaries as of March 31, 1996, and the related consolidated statements of income for the three-month and nine-month periods ended March 31, 1996, and April 2, 1995, and the consolidated statements of cash flows for the nine-month periods ended March 31, 1996, and April 2, 1995. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Houston, Texas
April 22, 1996